Exhibit 99.1
Cruisestock, Inc. Announces New Name and 7-for-1 Forward Stock Split, Among Other Items, Effective July 6, 2007.
TAMPA, FL July 6, 2007- Cruisestock, Inc. (the “Company”) (OTCBB: BKSD), through its Chairman/CEO, Michael Nole, today announced that, effective at the opening of the market today, July 6,2007, the Company completed the “Redomestication” of the Company into Florida, which was accomplished by merging (the “Merger”) the Company into its newly-formed, wholly-owned Florida subsidiary named Brookside Technologies Holding Corp., with the Florida subsidiary corporation being the survivor in the Merger (the “Surviving Company”). As a result, the Company’s new name is Brookside Technologies Holding Corp. and its new trading symbol is BKSD. Also, concurrently with the Merger and as of the Effective Time:
•	each outstanding share of the Company’s common stock, $0.001 per share, was automatically converted into seven shares of the Surviving Company’s common stock, $0.001 par value per share;

•	each outstanding share of the Company’s series A preferred stock, $0.001 per share, was automatically converted into one share of the Surviving Company’s series A preferred stock, $0.001 par value per share;

•	the price at which the series A preferred stock converts into common stock was automatically adjusted, on a proportionate basis, to account for the forward split of the common shares by reducing the current conversion price of $0.40 per share to $0.0571428; and

•	the number of shares of common stock underlying all of the Company’s outstanding options and warrants to purchase common stock, and the exercise price of such options and warrants, were automatically adjusted to account for the 7-for-1 common share stock split.
Shareholders are not required to exchange their present stock certificates for new stock certificates to effectuate the merger and are not being requested to do so.
Mike Nole Chariman/CEO stated; “I am happy to report that all the above items, many of which were just ‘final steps’ in bringing Brookside public, have now been completed.”
About Cruisestock, Inc.
Cruisestock, Inc., whose name has been changed to Brookside Technologies Holding Corp., is a holding company whose goal is to consolidate through mergers, acquisitions and asset purchases of like companies looking to capitalize on the highly specialized market of providing turnkey converged voice and data solutions for companies of all sizes and types.
Current Subsidiary
Brookside Technology Partners, Inc. (“Brookside”), headquartered in Austin, Texas, is a provider and global managed service company specializing in selling, designing, analyzing and implementing converged Voice over IP (VoIP), data and wireless business communications systems and solutions for commercial and state/government organizations of all types and sizes. Brookside is a leading VoIP reseller and professional services vendor with over 300 BCM installations that have various forms of networked or VoIP functionality. More information on Brookside can be found at the Brookside website at http://www.brooksideus.com.
Contact:
Cruisestock, Inc., Tampa
Michael Nole, CEO, 813-342-0337
or
Bryan McGuire, CFO, 813-865-6333